Exhibit 99.1

Biometric ID Provider BIO-key’s Q2'17 Revenue Rose 113% to $0.9M

Driven by Strength in Hardware and Software Sales;

Hosts Call Tomorrow at 10:00 a.m. EDT

Wall, NJ, August 14, 2017 – BIO-key International, Inc. (NASDAQ: BKYI), an innovative provider of biometric software and hardware solutions for strong and convenient user authentication, today reported results for its second quarter (Q2’17) and six months ended June 30, 2017 and reviewed recent business developments. BIO-key will host a conference call for investors tomorrow at 10:00 a.m. EDT (call details below).

Q2’17 Financial Highlights:

•	Total revenues rose 113% in Q2’17 to $887,000 vs. Q2’16, but did not include a $600,000 professional services contract executed in Q2’17 which will be recognized during the second half of 2017.

•	Software license revenues rose 76% to $128,000 reflecting demand from both new and existing customers.

•	Hardware sales rose 281% to $467,000, reflecting broader distribution and increased demand for BIO-key’s fingerprint reader lines with plug & play integration to Windows 10.

•	Q2’17 results also included $158,000 in revenue from initial shipments of BIO-key’s recently launched TouchLock™ line of biometric padlocks and bicycle locks in Asia.

Other Highlights:

•	An Australian government agency selected BIO-key’s ID Director Software and SideSwipe Finger Scanners.

•	Global Financial Institution selected BIO-key's Biometric ID Solutions to Secure Windows 10 Devices Across 189 Countries.

•	Japanese Security Systems Integrator DDS ordered 30,000 SideSwipe fingerprint readers for customers in Japan, China and other Asian markets.

•	Global Firearms Manufacturer selected BIO-key Biometric Authentication Solutions for Workstation & Kiosk Access.

•	BIO-key Common Stock was up-listed to Nasdaq Capital Market where it commenced trading on July 25th. BIO-key celebrated its listing by ringing the Nasdaq Closing Bell on August 10, 2017.

Michael DePasquale, Chairman & CEO of BIO-key, commented, "We are encouraged by our sales and marketing progress on a global basis during the second quarter and first six months of 2017. Based on this performance and our pipeline of hardware and software opportunities, we remain very optimistic about BIO-key’s growth potential and reiterate our full-year financial guidance.

“We are particularly gratified to build upon our relationship with a Fortune 500 telecommunications customer that selected BIO-key to support their endpoint security implementations through a $600,000 professional service engagement we expect to fulfill over the next two quarters.

“Software license sales rose 76% in the second quarter based on both new and existing customer demand. We continue to pursue a range of larger enterprise software opportunities, primarily within highly regulated industries like healthcare, government and financial services that are under the greatest pressure to adopt new security and authentication technologies. These dialogues also have the potential to drive hardware sales. Unfortunately, given the range of factors involved with each discussion, it’s extremely difficult to predict the scope or timing of these potential deals.

“Hardware solutions were a bright spot in our second quarter performance as we achieved solid sales increases for our SideSwipe, SideTouch and EcoID fingerprint readers, and we also shipped initial orders of our new TouchLock line of biometric and Bluetooth enabled padlocks. We are pleased to see growing interest and encouraging demand trends building across our enterprise and consumer hardware solutions and expect this area to be an important contributor to second half results.

“Moreover, we continued to make progress in expanding our distribution channels on a global basis while actively supporting them with sales and marketing initiatives. To this end, we are currently in discussions with a leading national television shopping network that reaches nearly 100 million U.S. households to develop BIO-key product-based programing. We believe this broad visibility represents both an excellent sales opportunity as well as a powerful platform to build business and consumer awareness and understanding of the benefits and value of our solutions.

“Finally, we are excited to have successfully up-listed to Nasdaq. Beyond providing a more visible, accessible and liquid market for our common stock, we believe the visibility and credibility provided by a Nasdaq listing should also provide substantial sales and marketing support by raising the visibility of our solutions and brand before prospective customers and partners on a global basis.”

Second Quarter and First Six Months Results

Q2’17 total revenue increased 113% to $886,881 compared to $415,814 in Q2’16, reflecting solid increases in both hardware sales and software license activity that offset a decrease in services revenue related to software maintenance. For the first half of 2017, sales increased 172% to $2,305,216 from $846,406 in the prior-year period.

Sales of fingerprint reader hardware rose 281% to $467,000 in Q2’17, reflecting growing demand and an expanded base of distribution channels. In addition, Q2’17 included approximately $158,000 in revenue from initial shipments of BIO-key’s new TouchLock line of biometric padlocks. Software license revenue increased 76% to $128,000, and services revenue declined 39% to $134,061 reflecting lower revenue from software maintenance.

Gross margin decreased to 10.3% in Q2’17 from 67.2% in Q2’16, reflecting a higher percentage of hardware sales that carry lower margins, as well as $389,000 of non-cash amortization related to the license to the Finger Q portfolio of mobile and online payment security software technologies. FingerQ's mobile security capabilities have been incorporated into BIO-key’s existing solutions and initial sales have commenced.

Q2’17 operating expenses increased to $1.8M from $1.6M, principally due to a $0.4M increase in selling, general and administrative expenses, primarily related to BIO-key’s Hong Kong subsidiary, commitment fees and commissions, offset by a $0.1M reduction in research, development and engineering costs in the period.

BIO-key's Q2’17 net loss was ($1.8M), or ($0.32) per share after preferred dividends, as compared to ($1.4M), or ($0.29) per share after preferred dividends, in Q2’16. The slightly higher loss was primarily due to the decrease in gross margin and the increase in operating expenses. For the first six months of 2017, BIO-key's net loss was ($3.1M), or ($0.57) per share after preferred dividends, versus ($2.5M), or ($0.53) per share after preferred dividends, in the first half of 2016.

Per share results in Q2’17 and first six months of 2017 are based on a weighted average of 6.4 million and 6.2 million respectively, and Q2’16 and first six months 2016 are both based on a weighted average of 5.5 million basic shares outstanding, which have been adjusted to reflect the impact of the Company’s 1-for-12 reverse split in December 2016.

Financial Guidance

Based on the company’s year to date performance, combined with anticipated revenues discussed herein and sales and marketing efforts for its hardware and software solutions, including several large enterprise opportunities in pilot stages, management reiterates its 2017 revenue guidance range of $6M to $12M, with a gross margin range of 53% to 70% depending on the mix of software and hardware sales.

Liquidity & Other Resources

At June 30, 2017, total cash and cash equivalents plus current receivables was approximately $1.8 million, as compared to approximately $2.6 million at December 31, 2016. On April 28, 2017, BIO-key raised $1 million through the sale of common stock priced at $3.60 per share in a private placement with an existing investor and board member.

Conference Call and Webcast Replay

Date/Time:	Tuesday, August 15, 2017 at 10 a.m. EDT

Dial-In number:	1-877-418-5460 U.S. or 412-717-9594 International

Webcast Replay:	Q2'17 Webcast & Replay – available for 30 days.

Audio Replay:	1-877-344-7529 U.S. or 412-317-0088 Int'l; code 10111348

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication as our easy to use biometric solutions enable convenient and secure access to information and financial transactions. We eliminate passwords, PINs tokens and cards and make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipe, SideTouch, EcoID and SidePass offer market leading quality, performance and price. BIO-key is also bringing the power and ease of use of biometric technology to its recently launched TouchLock line of biometric and Bluetooth enabled padlocks – providing even more ways to BIO-key your world!

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the recent financial crisis in the global capital markets, and negative global economic trends, availability of capital, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	@BIO_keyIR

Investor & Media Contacts

David Collins, William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$988,342	$1,061,307
Accounts receivable, net	847,889	1,563,246
Due from factor	29,462	53,638
Inventory	567,182	465,428
Software license rights	2,100,000	1,560,000
Prepaid expenses and other	203,113	206,677
Total current assets	4,735,988	4,910,296
Software license rights, net	9,253,008	10,598,411
Accounts receivable, net	1,070,000	1,570,000
Equipment and leasehold improvements, net	153,529	67,814
Deposits and other assets	8,712	8,712
Intangible assets, net	166,735	134,132
Total non-current assets	10,651,984	12,379,069
TOTAL ASSETS	$15,387,972	$17,289,365

LIABILITIES
Accounts payable	$333,627	$466,842
Accrued liabilities	421,350	335,323
Dividends payable	802,500	401,250
Deferred revenue	417,464	633,062
Total current liabilities	1,974,941	1,836,477
TOTAL LIABILITIES	1,974,941	1,836,477

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 90,000 of $.0001 par value at June 30, 2017 and December 31, 2016	9	9
Series B-1 convertible preferred stock; authorized, 105,000 (liquidation preference of $100 per share): issued and outstanding 105,000 of $.0001 par value at June 30, 2017 and December 31, 2016	11	11
Common stock: authorized, 170,000,000 shares; issued and outstanding; 6,493,290 and 6,093,843 of $.0001 par value at June 30, 2017 and December 31, 2016, respectively	649	609
Additional paid-in capital	79,359,032	78,253,413
Accumulated deficit	(65,946,670)	(62,801,154)
TOTAL STOCKHOLDERS’ EQUITY	13,413,031	15,452,888
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,387,972	$17,289,365

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015, and its 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Services	$134,061	$220,926	$454,648	$505,652
License fees and other	752,820	194,888	1,850,568	340,754
	886,881	415,814	2,305,216	846,406
Costs and other expenses
Cost of services	55,660	66,597	94,480	122,379
Cost of license fees and other	740,301	69,893	1,362,415	125,959
	795,961	136,490	1,456,895	248,338
Gross Profit	90,920	279,324	848,321	598,068

Operating Expenses
Selling, general and administrative	1,431,208	1,038,904	3,051,358	2,031,429
Research, development and engineering	449,049	566,448	942,493	1,055,849
Total Operating Expenses	1,880,257	1,605,352	3,993,851	3,087,278
Operating loss	(1,789,337)	(1,326,028)	(3,145,530)	(2,489,210)
Other income (expenses)
Interest income	8	7	14	13
Loss on derivative liabilities	-	(49,468)	-	(49,506)
Total other income (expenses)	8	(49,461)	14	(49,493)
Net loss	(1,789,329)	(1,375,489)	(3,145,516)	(2,538,703)
Convertible preferred stock dividends	(200,625)	(200,625)	(401,250)	(401,250)
Net loss available to common stockholders	$(1,989,954)	$(1,576,114)	$(3,546,766)	$(2,939,953)

Basic and Diluted Loss per Common Share	$(0.32)	$(0.29)	$(0.57)	$(0.53)

Weighted Average Shares Outstanding:
Basic and diluted	6,359,974	5,523,072	6,228,197	5,516,726

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,145,516)	$(2,538,703)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	500,000	-
Depreciation	15,513	24,577
Amortization of intangible assets	6,833	6,803
Amortization of software license rights	729,755	-
Loss on derivative liabilities	-	49,506
Share-based and warrant compensation for employees and consultants	564,275	184,299
Stock based directors’ fees	10,008	39,999
Change in assets and liabilities:
Accounts receivable	715,357	1,092,661
Due from factor	24,176	35,098
Inventory	(101,754)	(131,394)
Software license rights	75,648	-
Prepaid expenses and other	16,556	4,348
Accounts payable	(133,215)	(462,136)
Accrued liabilities	86,027	(142,234)
Deferred revenue	(215,598)	(58,359)
Net cash used for operating activities	(851,935)	(1,895,535)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(140,664)	(51,783)
Net cash used for investing activities	(140,664)	(51,783)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	1,000,000	-
Preferred dividends paid	-	(334,476)
Costs to issue preferred and common stock	(80,366)	(32,619)
Net cash provided by financing activities	919,634	(367,095)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(72,965)	(2,314,413)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,061,307	4,321,078
CASH AND CASH EQUIVALENTS, END OF PERIOD	$988,342	$2,006,665